ISSUER FREE WRITING PROSPECTUS NO. 1710BF Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated February 20, 2013 Deutsche Bank AG Airbag Autocallable Yield Optimization Notes
$• Deutsche Bank AG Notes Linked to the American Depositary Shares of Brazilian Petroleum Corporation - Petrobras due on or about February 28, 2014
$• Deutsche Bank AG Notes Linked to the Common Stock of Huntsman Corporation due on or about February 28, 2014
$• Deutsche Bank AG Notes Linked to the Common Stock of Lululemon Athletica Inc. due on or about February 28, 2014
$• Deutsche Bank AG Notes Linked to the Common Stock of Beazer Homes USA, Inc. due on or about February 28, 2014
Investment Description
Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the American depositary shares or common stock of a specific company described herein (each, a “Reference Underlying”). Each Note will have a face amount (the “Face Amount”) equal to $1,000. On a monthly basis, Deutsche Bank AG will pay you a coupon (a “Coupon Payment”) regardless of the performance of the Reference Underlying. If the Closing Price of the Reference Underlying on any quarterly Observation Date is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Notes and pay you the Face Amount per Note plus the applicable Coupon Payment for that month and no further amounts will be owed to you. If the Notes are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment per Note equal to the Face Amount per Note at maturity. However, if the Notes are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the applicable Reference Underlying per Note equal to the Face Amount per Note divided by the Conversion Price (the “Share Delivery Amount”), which will have a value of less than the Face Amount per Note at maturity. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. In exchange for receiving the Coupon Payments on the Notes, you are accepting the risk of receiving shares of the Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of your initial investment applies only if you hold the Notes until maturity. Any payment on the Notes, including any Coupon Payment, any payment upon an automatic call and any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
Features	Key Dates1
❑ Income — Regardless of the performance of the Reference Underlying, Deutsche Bank AG will pay you a monthly coupon. In exchange for receiving the Coupon Payments, you are accepting the risk of receiving shares of the Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes.
❑ Automatically Callable — If the Closing Price of the Reference Underlying on any quarterly Observation Date is greater than or equal to the Initial Price, we will automatically call the Notes and pay you your initial investment plus the applicable Coupon Payment for that month and no further amounts will be owed to you. If the Notes are not called, investors may have downside market exposure to the Reference Underlying at maturity, subject to any contingent repayment of your initial investment.
❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Notes are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you the Face Amount per Note at maturity, and you will not participate in any appreciation or decline in the value of the applicable Reference Underlying. If the Notes are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per Note at maturity, which is expected to be worth less than your initial investment and may have no value at all. The contingent repayment of your initial investment only applies if you hold the Notes until maturity. Any payment on the Notes, including any Coupon Payment, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
	Trade Date Settlement Date2 Observation Dates3 Final Valuation Date3 Maturity Date3, 4	February 22, 2013 February 28, 2013 Quarterly February 24, 2014 February 28, 2014
1     Expected.
2     We expect to deliver each offering of the Notes against payment on or about the fourth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.
3     See page 3 for additional details
4     365 days from the Settlement Date

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL INITIAL INVESTMENT IN THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.
Note Offering
We are offering four separate Airbag Autocallable Yield Optimization Notes (each, a "Note"). Each Note is linked to the American depositary shares or common stock of a different company, and each may have a different Coupon Rate, Initial Price and Conversion Price. The Coupon Rate, Initial Price and Conversion Price for each Note will be determined on the Trade Date. The performance of each Note will not depend on the performance of any other Note. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.
Reference Underlying	Ticker	Relevant Exchange	Coupon Rate per annum(1)	Initial Price of a Share of the Reference Underlying	Conversion Price	CUSIP/ISIN
American depositary shares of Brazilian Petroleum Corporation - Petrobras	PBR	New York Stock Exchange	5.00% - 7.00% per annum		85% of the Initial Price	25154S232 / US25154S2326
Common stock of Huntsman Corporation	HUN	New York Stock Exchange	8.00% - 10.00% per annum		80% of the Initial Price	25154S257 / US25154S2573
Common stock of Lululemon Athletica Inc.	LULU	NASDAQ Stock Market	8.00% - 10.00% per annum		85% of the Initial Price	25154S240 / US25154S2409
Common stock of Beazer Homes USA, Inc.	BZH	New York Stock Exchange	6.50% - 8.50% per annum		70% of the Initial Price	25154S265 / US25154S2656
(1) The actual Coupon Rate per annum for each Note will be set on the Trade Date.
See “Additional Terms Specific to the Notes” in this free writing prospectus. The Notes will have the terms specified in product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Notes are a part, the prospectus dated September 28, 2012 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement BF. Any representation to the contrary is a criminal offense. The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the American depositary shares of Brazilian Petroleum Corporation - Petrobras		$$1,000.00		$$15.00		$$985.00
Notes linked to the common stock of Huntsman Corporation		$$1,000.00		$$15.00		$$985.00
Notes linked to the common stock of Lululemon Athletica Inc.		$$1,000.00		$$15.00		$$985.00
Notes linked to the common stock of Beazer Homes USA, Inc.		$$1,000.00		$$15.00		$$985.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.
Deutsche Bank Securities Inc. is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Notes
You should read this free writing prospectus, together with the product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Notes are a part and the prospectus dated September 28, 2012. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BF dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005311/crt_dp33260-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Notes offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of the Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase Notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Notes” refers to the Airbag Autocallable Yield Optimization Notes that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

All references to “Closing Price”  and “Reference Underlying” in this free writing prospectus shall be deemed to refer to “Closing Level” and “Underlying,”  respectively, as used in the accompanying product supplement.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 9 of the accompanying product supplement.

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Underlying.

♦     You believe the Final Price of the Reference Underlying is not likely to be below the Conversion Price and, if it is, you can tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦     You understand and accept that you will not participate in any appreciation in the price of the Reference Underlying and that your return is limited to the Coupon Payments.

♦     You are willing to accept the risks of owning equities in general and the Reference Underlying in particular.

♦     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.

♦     You are willing to invest in the Notes if the applicable Coupon Rate is set equal to the bottom of the applicable range, as set forth on the cover of this free writing prospectus (the actual Coupon Rate per annum will be determined on the Trade Date).

♦     You are willing and able to hold the Notes that will be called on any Observation Date on which the Closing Price of the Reference Underlying is greater than or equal to the Initial Price, and you are otherwise able to hold the Notes to maturity, a term of 1 year, and accept that there may be little or no secondary market for the Notes.

♦     You are willing to accept the credit risk associated with Deutsche Bank AG, as Issuer of the Notes, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any Coupon Payment, any payment upon an automatic call or any payment of your initial investment at maturity.

♦     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Underlying.

♦     You believe the Final Price of the Reference Underlying is likely to be below the Conversion Price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦     You seek an investment that participates in the full appreciation in the price of the Reference Underlying or that has unlimited return potential.

♦     You are not willing to accept the risks of owning equities in general and the Reference Underlying in particular.

♦     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.

♦     You are not willing to invest in the Notes if the applicable Coupon Rate is set equal to the bottom of the applicable range, as set forth on the cover of this free writing prospectus (the actual Coupon Rate per annum will be determined on the Trade Date).

♦     You are unable or unwilling to hold the Notes that will be called on any Observation Date on which the Closing Price of the Reference Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity, a term of 1 year, and seek an investment for which there will be an active secondary market.

♦     You are not willing or are unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Notes for all payments on the Notes, including any Coupon Payment, any payment upon an automatic call or any payment of your initial investment at maturity.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Note
Face Amount per Note	$1,000 per Note
Term	1 year, subject to an earlier automatic call
Trade Date1	February 22, 2013
Settlement Date1	February 28, 2013
Final Valuation Date1, 2	February 24, 2014
Maturity Date1, 2, 3	February 28, 2014
Reference Underlyings
American depositary shares of Brazilian Petroleum Corporation - Petrobras (Ticker: PBR)
Common stock of Huntsman Corporation (Ticker: HUN)
Common stock of Lululemon Athletica Inc. (Ticker: LULU)
Common stock of Beazer Homes USA, Inc. (Ticker: BZH)

Call Feature
The Notes will be automatically called if the Closing Price of the relevant Reference Underlying on any Observation Date is greater than or equal to the Initial Price. If the Notes are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Face Amount plus the applicable Coupon Payment otherwise due on such day pursuant to the coupon feature. No further amounts will be owed to you under the Notes.

Observation Dates1, 2	May 23, 2013, August 26, 2013, November 26, 2013 and February 24, 2014
Call Settlement Dates	Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date.
Coupon Payments
Coupons paid monthly in arrears on an unadjusted basis on the Coupon Payment Dates in twelve equal installments based on the Coupon Rate per annum (as set forth below), regardless of the performance of the relevant Reference Underlying.

Reference Underlying:	Coupon Rate per annum*
American depositary shares of Brazilian Petroleum Corporation - Petrobras	5.00% - 7.00% per annum
Common stock of Huntsman Corporation	8.00% - 10.00% per annum
Common stock of Lululemon Athletica Inc.	8.00% - 10.00% per annum
Common stock of Beazer Homes USA, Inc.	6.50% - 8.50% per annum
* The actual Coupon Rate per annum for each Note will be set on the Trade Date.
Installments
For the Notes linked to the American depositary shares of Brazilian Petroleum Corporation - Petrobras, each installment will be 0.4167%  - 0.5833%of the Face Amount (to be determined on the Trade Date).
For the Notes linked to the common stock of Huntsman Corporation, each installment will be 0.6667% - 0.8333% of the Face Amount (to be determined on the Trade Date).
For the Notes linked to the common stock of Lululemon Athletica Inc., each installment will be 0.6667% - 0.8333% of the Face Amount (to be determined on the Trade Date).
For the Notes linked to the common stock of Beazer Homes USA, Inc., each installment will be 0.5417% - 0.7083% of the Face Amount (to be determined on the Trade Date).

Coupon Payment Dates1, 2, 3
Coupons will be paid monthly in arrears in twelve equal installments on the coupon payment dates listed below. The last Coupon Payment Date is the Maturity Date, subject to postponement as described in the accompanying product supplement and this free writing prospectus.
March 28, 2013
April 29, 2013
May 28, 2013*
June 28, 2013
July 29, 2013
August 28, 2013*
September 30, 2013
October 28, 2013
November 29, 2013*
December 30, 2013
January 28, 2014
February 28, 2014 (the Maturity Date)
*If the Notes are automatically called prior to the Final Valuation Date, the applicable coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the Notes.

Payment at Maturity (per Note)
If the Notes are not automatically called, and the Final Price of the relevant Reference Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment on the Maturity Date (in addition to the final Coupon Payment) equal to the Face Amount per Note.

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per Note (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

Under these circumstances, the shares of the relevant Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment or may have no value at all.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the Closing Price of the Reference Underlying on the Final Valuation Date.

Initial Price	The Closing Price of one share of the relevant Reference Underlying on the Trade Date.
Final Price	The Closing Price of the relevant Reference Underlying on the Final Valuation Date.
Conversion Price
For the Notes linked to the American depositary shares of Brazilian Petroleum Corporation - Petrobras, 85% of the Initial Price.

For the Notes linked to the common stock of Huntsman Corporation, 80% of the Initial Price.

For the Notes linked to the common stock of Lululemon Athletica Inc., 85% of the Initial Price.

For the Notes linked to the common stock of Beazer Homes USA, Inc., 70% of the Initial Price.

Share Delivery Amount
A number of shares of the applicable Reference Underlying equal to (1) the Face Amount per Note divided by (2) the Conversion Price, as determined on the Trade Date, subject to adjustments in the case of certain corporate events as described in the accompanying product supplement.

Closing Price
On any scheduled trading day, the last reported sale price of the relevant Reference Underlying on the relevant exchange, as determined by the calculation agent multiplied by the relevant Stock Adjustment Factor.

Stock Adjustment Factor
Initially 1.0 for each Reference Underlying, subject to adjustment for certain actions affecting each Reference Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY COUPON PAYMENT, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IN THE EVENT THE ISSUER BECOMES UNABLE TO PAY ITS OBLIGATIONS WHEN DUE, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the relevant Reference Underlying (Initial Price) is observed, the Conversion Price is determined and the Coupon Rate is set.

Monthly (including at maturity):	Deutsche Bank AG pays the applicable coupon.

Quarterly (including the Final Valuation Date):
The Notes will be automatically called if the Closing Price of the relevant Reference Underlying on any Observation Date is greater than or equal to the Initial Price. If the Notes are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Face Amount plus the applicable Coupon Payment otherwise due on such day pursuant to the coupon feature and no further amounts will be due to you under the Notes.

Maturity Date:
The Final Price of the relevant Reference Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called, and the Final Price of the relevant Reference Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment on the Maturity Date (in addition to the final Coupon Payment) equal to the Face Amount per Note.

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per Note (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

Under these circumstances, the shares of the relevant Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, Coupon Payment Dates, Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Notes remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed. If the Maturity Date is adjusted, the Coupon Payment due on the Maturity Date will be made on the Maturity Date as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no additional Coupon Payment will accrue or be payable as a result of the delayed payment.

Key Risks
An investment in the Notes involves significant risks. Some of the risks that apply to an investment in each Note offered hereby are summarized below, and we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes offered hereby.

♦
Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full initial investment of the Notes at maturity. We will only pay you the Face Amount of your Notes in cash if the Notes are automatically called or if the Final Price of the Reference Underlying is greater than or equal to the Conversion Price at maturity. If the Notes are not automatically called and the Final Price of the Reference Underlying is below the Conversion Price, we will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount for each Note that you own instead of the Face Amount in cash. Therefore, if the Final Price of an applicable Reference Underlying is below the Conversion Price, you will be exposed on a leveraged basis to any such decline below the Conversion Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.25% of your $1,000 Face Amount per Note at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the Reference Underlying at maturity, the value of those shares is expected to be less than the initial investment of the Notes or may have no value at all.

♦
Your Potential Return on the Notes is Limited to the Face Amount Plus the Coupon Payments and You Should Not Expect to Participate in Any Appreciation in the Price of the Reference Underlying — The Notes will not pay more than the Face Amount plus the Coupon Payments over the term of the Notes. If the Notes are automatically called, you will not participate in any appreciation in the price of the Reference Underlying and you will not receive any Coupon Payment after the applicable Call Settlement Date. If the Notes are automatically called on the first Observation Date, the total return on the Notes will be minimal. If the Notes are not automatically called, and the Final Price is greater than or equal to the Conversion Price, you will not participate in any appreciation in the price of the Reference Underlying, and you will receive only the Face Amount per Note (excluding any Coupon Payment). If the Notes are not automatically called and the Final Price is less than the Conversion Price, we will deliver to you at maturity shares of the Reference Underlying, which are expected to be worth less than the Face Amount as of the Maturity Date. Therefore, your return potential on the Notes will be limited to the Coupon Rate and may be less than what your return would be on a direct investment in the Reference Underlying.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Notes to Maturity — If your Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Underlying is above the Conversion Price.

♦
Higher Coupon Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Reference Underlying reflects a higher expectation as of the Trade Date that the price of such Reference Underlying could close below the Conversion Price on the Final Valuation Date of the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate for the Notes. However, while the Coupon Rate is set on the Trade Date, the Reference Underlying’s volatility can change significantly over the term of the Notes. The price of the Reference Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would receive any applicable Coupon, which is based on the relevant Coupon Rate as specified on the cover hereof (the actual Coupon Rate will be set on the Trade Date and will be at least equal to the bottom of the range of the rates listed on the cover hereof, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
Risks Relating to the Credit of the Issuer — The Notes are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Coupon Payment, any payment upon an automatic call and any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Past Performance of the Reference Underlying is No Guide to Future Performance — The actual performance of the Reference Underlying may bear little relation to the historical prices of the relevant Reference Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Reference Underlying.

♦
Investing in the Notes is Not the Same as Investing in the Reference Underlying — The return on your Notes may not reflect the return you would realize if you invested directly in the Reference Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Reference Underlying would have.

♦
Single Stock Risk — Each Note is linked to the American depositary shares or common stock of a single Reference Underlying. The price of a Reference Underlying can rise or fall sharply due to factors specific to that Reference Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Reference Underlying Issuer with the SEC.

♦
If the Price of the Reference Underlying Changes, the Value of Your Notes May Not Change in the Same Manner — Your Notes may trade quite differently from the Reference Underlying. Changes in the market price of the Reference Underlying may not result in a comparable change in the value of your Notes.

♦ ♦
The Anti-Dilution Protection is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Reference Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the Notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Reference Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Reference Underlying described in the accompanying product supplement may be materially adverse to investors in the Notes. You should read “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement in order to understand the adjustments that may be made to the Notes.

♦
In Some Circumstances, You May Receive the American Depository Shares or Common Stock of Another Company and Not the Reference Underlying at Maturity — Following certain corporate events relating to the respective issuer of the Reference Underlying where such issuer is not the surviving entity, you may receive the American depository shares or common stock of a successor to the respective issuers of the Reference Underlyings (each, a “Reference Underlying Issuer”) or any cash or any other assets distributed to holders of the Reference Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount per Note unless the Final Price of the Reference Underlying is less than the Conversion Price.

♦
Fluctuations in Exchange Rates May Affect Your Investment — The Reference Underlying for one offering of Notes is the American depositary shares of Brazilian Petroleum Corporation – Petrobras. There are significant risks related to an investment linked to an American depositary share (“ADS”) (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the ADSs to which the Notes are linked, which may consequently affect the value of the Notes.

♦
The Value of the Notes May Be Subject to Emerging Markets and non-U.S. Company Risks — The value of the Notes linked to the ADSs of Brazilian Petroleum Corporation - Petrobras may be subject to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the Notes and the amount payable to you at maturity.

In addition, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Moreover, the price of ADSs of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the company’s home country. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies and the possibility of fluctuations in the rate of exchange between currencies.

♦
There are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Common Stock of a Foreign Company — You should be aware that one of the Reference Underlyings is the ADSs of Brazilian Petroleum Corporation - Petrobras and not the ordinary shares represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents certain number of common share of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the value of the Notes linked to such ADSs.

♦
There is No Affiliation Between the Reference Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Issuer — We are not affiliated with the Reference Underlying Issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the Reference Underlying Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Reference Underlying and the Reference Underlying Issuers. You, as an investor in the Notes, should make your own investigation into the Reference Underlying and the Reference Underlying Issuers. None of the Reference Underlying Issuers is involved in the Notes offered hereby in any way and none of them has any obligation of any sort with respect to your Notes. None of the Reference Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦
The Notes Have Certain Built-in Costs — While the payment at maturity or upon an automatic call described in this free writing prospectus is based on your entire initial investment, the Issue Price of the Notes includes the agents’ commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a significant loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦
There May be Little or No Secondary Market For the Notes — The Notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes — We expect that, generally, the stock price of the Reference Underlying, volatility of the Reference Underlying, factors specific to the issuer of the Reference Underlying, such as earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, will affect the value of the Notes more than any other single factor. However, the value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the time remaining to maturity of the Notes;

♦	the market price and dividend rates of the Reference Underlying and the stock market generally;

♦	interest rates and yields in the market generally and in the markets of the Reference Underlying;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Notes — We or one or more of our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Reference Underlying and make it less likely that you will receive a return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Notes declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Reference Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Notes.

♦
We and Our Affiliates, or UBS AG and its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That are Inconsistent With Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Stock Price of the Reference Underlying and the Value of Notes — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Reference Underlying to which the Notes are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Reference Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Reference Underlying, may adversely affect the market price of the Reference Underlying and therefore, the value of the Notes.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuer of the Reference Underlying, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Notes. Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Reference Underlying and payment at maturity or upon an automatic call based on the Closing Price of the Reference Underlying in the market. The calculation agent can postpone the determination of the Closing Price of the Reference Underlying if a market disruption event occurs on any Observation Date (including the Final Valuation Date). In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount upon the occurrence of certain corporate events.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Notes — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as Put Options secured by Deposits, as described below under “What Are the Tax Consequences of an Investment in the Notes?” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Notes?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances of the Reference Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Underlying relative to its Initial Price. We cannot predict the Closing Price of the relevant Reference Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the relevant Reference Underlying. You should consider carefully whether the Notes are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the payment at maturity or upon an automatic call per Note on a hypothetical offering of Notes based on the following assumptions*:

Term:	1 year, subject to an earlier automatic call
Hypothetical Coupon Rate per annum**:	8.00% (or $6.667 per month)
Hypothetical Initial Price:	$100.00 per share
Hypothetical Conversion Price:	$85.00 (85.00% of the hypothetical Initial Price)
Hypothetical Share Delivery Amount***:	11.7647 shares per Note ($1,000 / Conversion Price of $85.00)
Face Amount:	$1,000 per Note
Dividend yield on the Reference Underlying****:	1.00% of the Initial Price (based on 1.00% per annum)

*
Actual Coupon Rate with respect to the Coupon Payments, Initial Price, Conversion Price and Share Delivery Amount with respect to each Note are to be set on the Trade Date. If the actual Coupon Rate determined on the Trade Date is less than the hypothetical Coupon Rate, the actual Coupon Payments and return on your Notes at maturity or upon an automatic call will be less than the amounts shown in the examples below.

**	Coupon Payments will be paid monthly in arrears during the term of the Notes on an unadjusted basis.
***
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date.

****
Assumed dividend yield to be received by holders of the Reference Underlying during the term of the Notes. The hypothetical dividend yield is used for illustrative purposes only and is not an indication of the dividend history or future dividend payments on the Reference Underlying. Holders of the Notes will not be entitled to any dividend payments made on the Reference Underlying.

Scenario 1: The Notes are called on the first Observation Date.

Since the Notes are called on the first Observation Date Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment of $1,006.667 per Note, reflecting the Face Amount per Note plus the applicable Coupon Payment.

Taking into account the Coupon Payments of $13.334 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,020.00 per Note, representing a 2.00% return on the Notes.  No further amount will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupon Payments:	$ 20.00	($6.667 × 3 = $20.00)
Total:	$1,020.00
Total Return on the Notes:	2.00%

Scenario 2: The Notes are called on the third Observation Date.

Since the Notes are called on the third Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment of $1,006.667 per Note, reflecting the Face Amount per Note plus the applicable Coupon Payment.

Taking into account the Coupon Payments of $53.336 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1060.00 per Note, representing a 6.00% return on the Notes.  No further amount will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupon Payments:	$ 60.00	($6.667 × 9 = $60.00)
Total:	$1,060.00
Total Return on the Notes:	6.00%

Scenario 3: The Notes are NOT called and the Final Price is greater than or equal to the hypothetical Conversion Price of $85.00.

Since the Notes are not automatically called and the Final Price is greater than or equal to the hypothetical Conversion Price of $85.00, Deutsche Bank AG will pay you at maturity a cash payment of $1,006.667, reflecting the Face Amount per Note plus the applicable Coupon Payment. Taking into account the Coupon Payments of $73.337 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1080.00 per Note, representing a 8.00% return on the Notes.

If the Closing Price of the Reference Underlying on the Final Valuation Date is $90.00 (a decline of 10.00%):

Payment at Maturity:	$1,000.00
Coupons:	$ 80.00	($6.667 × 12 = $80.00)
Total:	$1,080.00
Total return on the Notes:	8.00%

In this example, the total return on the Notes is 8.00% while the total return on the Reference Underlying would be a loss of 9.00% if you invested in the Reference Underlying directly (including dividends).

Scenario 4: The Notes are NOT called and the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $85.00.

Since the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $85.00, Deutsche Bank AG will deliver to you at maturity a number of shares of the Reference Underlying equal to the Share Delivery Amount for every $1,000 Face Amount of Notes you hold and will pay cash at the closing price of the Reference Underlying on the Final Valuation Date for any fractional shares included in the Share Delivery Amount. The value of shares received at maturity and the total return on the Notes at that time depends on the Closing Price of the Reference Underlying on the Maturity Date, and will likely result in a loss of some or all of your initial investment. At maturity, Deutsche Bank will also pay you the applicable Coupon Payment of $6.667 per Note. Taking into account the Coupon Payments of $73.337 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $80.00 of Coupon Payments per Note.

If the Final Price and the Closing Price of the Reference Underlying on the Maturity Date are both $50.00 (a decline of 50.00%):

Value on the Maturity Date of shares of the Reference Underlying received:	$550.00	(11 shares × $50.00)
Amount of cash received for fractional shares at the Final Price:	$ 38.24	(0.7647 shares × $50.00)
Coupons:	$ 80.00	($6.667 × 12 = $80.00)
Total:	$668.24
Total return on the Notes:	-33.18%

In this example, the total return on the Notes is a loss of 33.18% while the total return on the Reference Underlying would be a loss of 49.00% if you invested in the Reference Underlying directly (including dividends).

Reference Underlying		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price and There Was No Prior Automatic Call		The Hypothetical Final Price Is Less Than the Hypothetical Conversion Price and There Was No Prior Automatic Call
Hypothetical Final Price	Stock Price Return	Total Payment at Maturity + Coupon Payments(1)	Total Return on the Notes at Maturity(2)	Value of the Share Delivery Amount(3)	Value of Share Delivered at Maturity + Coupon Payments(4)	Total Return on the Notes at Maturity(2)
$150.00	50.00%	$1,080.00	8.00%	N/A	N/A	N/A
$145.00	45.00%	$1,080.00	8.00%	N/A	N/A	N/A
$140.00	40.00%	$1,080.00	8.00%	N/A	N/A	N/A
$135.00	35.00%	$1,080.00	8.00%	N/A	N/A	N/A
$130.00	30.00%	$1,080.00	8.00%	N/A	N/A	N/A
$125.00	25.00%	$1,080.00	8.00%	N/A	N/A	N/A
$120.00	20.00%	$1,080.00	8.00%	N/A	N/A	N/A
$115.00	15.00%	$1,080.00	8.00%	N/A	N/A	N/A
$110.00	10.00%	$1,080.00	8.00%	N/A	N/A	N/A
$105.00	5.00%	$1,080.00	8.00%	N/A	N/A	N/A
$100.00	0.00%	$1,080.00	8.00%	N/A	N/A	N/A
$95.00	-5.00%	$1,080.00	8.00%	N/A	N/A	N/A
$90.00	-10.00%	$1,080.00	8.00%	N/A	N/A	N/A
$85.00	-15.00%	$1,080.00	8.00%	N/A	N/A	N/A
$80.00	-20.00%	N/A	N/A	$941.18	$1,041.18	4.12%
$75.00	-25.00%	N/A	N/A	$882.35	$982.35	-1.76%
$70.00	-30.00%	N/A	N/A	$823.53	$923.53	-7.65%
$65.00	-35.00%	N/A	N/A	$764.71	$864.71	-13.53%
$60.00	-40.00%	N/A	N/A	$705.88	$805.88	-19.41%
$55.00	-45.00%	N/A	N/A	$647.06	$747.06	-25.29%
$50.00	-50.00%	N/A	N/A	$588.24	$688.24	-31.18%
$40.00	-60.00%	N/A	N/A	$470.59	$570.59	-42.94%
$30.00	-70.00%	N/A	N/A	$352.94	$452.94	-54.71%
$20.00	-80.00%	N/A	N/A	$235.29	$335.29	-66.47%
$10.00	-90.00%	N/A	N/A	$117.65	$217.65	-78.24%
$0.00	-100.00%	N/A	N/A	$0.00	$100.00	-90.00%

(1)	Payment consists of the Face Amount plus hypothetical Coupon Payments of 8.00% per annum (or 8.00% over the term of the Notes).

(2)	The total return on the Notes includes hypothetical Coupon Payments of 8.00% per annum (or 8.00% over the term of the Notes).
(3)
The value of the Share Delivery Amount consists of the shares included in the Share Delivery Amount multiplied by the closing price of the Reference Underlying on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date. For purposes of this hypothetical return table, the closing price of one share of the Reference Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

Information about the Reference Underlyings
All disclosures contained in this free writing prospectus regarding each Reference Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about any Reference Underlying contained in this free writing prospectus. You should make your own investigation into each Reference Underlying.

Included on the following pages is a brief description of each Reference Underlying Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Reference Underlyings as an indication of future performance. Each of the Reference Underlyings is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Reference Underlying Issuers with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Reference Underlying Issuers under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Brazilian Petroleum Corporation - Petrobras.
According to publicly available information, Brazilian Petroleum Corporation - Petrobras is an oil and natural gas company. Information filed by Brazilian Petroleum Corporation - Petrobras with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15106, or its CIK Code: 0001119639. The American depositary shares of Brazilian Petroleum Corporation - Petrobras are traded on the New York Stock Exchange under the symbol “PBR.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the American depositary shares of Brazilian Petroleum Corporation - Petrobras, based on daily closing prices on the primary exchange for the American depositary shares of Brazilian Petroleum Corporation - Petrobras, as reported by Bloomberg. Brazilian Petroleum Corporation - Petrobras’ closing price on February 15, 2013 was $15.96. The actual Initial Price will be the closing price of Brazilian Petroleum Corporation – Petrobras’ American depositary shares on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/01/2008	3/31/2008	$62.51	$46.28	$51.06
4/01/2008	6/30/2008	$75.19	$54.98	$70.83
7/01/2008	9/30/2008	$65.72	$38.08	$43.95
10/01/2008	12/31/2008	$36.72	$14.94	$24.49
1/01/2009	3/31/2009	$34.99	$23.01	$30.47
4/01/2009	6/30/2009	$45.64	$32.16	$40.98
7/01/2009	9/30/2009	$46.16	$35.44	$45.90
10/01/2009	12/31/2009	$53.01	$44.72	$47.68
1/01/2010	3/31/2010	$48.91	$38.20	$44.50
4/01/2010	6/30/2010	$46.35	$32.88	$34.32
7/01/2010	9/30/2010	$38.68	$32.81	$36.27
10/01/2010	12/31/2010	$37.84	$31.90	$37.84
1/01/2011	3/31/2011	$41.57	$35.41	$40.43
4/01/2011	6/30/2011	$41.41	$31.87	$33.86
7/01/2011	9/30/2011	$34.75	$22.45	$22.45
10/01/2011	12/31/2011	$28.44	$21.50	$24.85
1/01/2008	3/31/2008	$32.12	$25.69	$26.56
4/01/2008	6/30/2008	$25.96	$17.64	$18.77
7/01/2008	9/30/2008	$24.18	$18.68	$22.94
10/01/2008	12/31/2008	$23.15	$17.97	$19.47
1/1/2013	2/15/2013*	$20.37	$15.81	$15.96
*
As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period through February 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the American depositary shares of Brazilian Petroleum Corporation - Petrobras from February 15, 2008 through February 15, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 85% of $15.96, which was the closing price of Brazilian Petroleum Corporation - Petrobras’ American depositary shares on February 15, 2013. The actual Initial Price and Conversion Price will be determined on the Trade Date. Past performance is not indicative of future results.

Huntsman Corporation
According to publicly available information, Huntsman Corporation is a manufacturer of differentiated organic chemical products and of inorganic chemical products. Information filed by Huntsman Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32427, or its CIK Code: 0001307954. The common stock of Huntsman Corporation is traded on the New York Stock Exchange under the symbol “HUN.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Huntsman Corporation, based on daily closing prices on the primary exchange for Huntsman Corporation, as reported by Bloomberg. Huntsman Corporation’s closing price on February 15, 2013 was $17.16. The actual Initial Price will be the closing price of Huntsman Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$25.37	$22.64	$23.55
4/1/2008	6/30/2008	$23.65	$10.69	$11.40
7/1/2008	9/30/2008	$14.40	$7.35	$12.60
10/1/2008	12/31/2008	$13.65	$2.96	$3.44
1/1/2009	3/31/2009	$3.71	$2.11	$3.13
4/1/2009	6/30/2009	$6.92	$3.66	$5.03
7/1/2009	9/30/2009	$9.72	$5.03	$9.11
10/1/2009	12/31/2009	$11.51	$7.75	$11.29
1/1/2010	3/31/2010	$14.01	$11.29	$12.05
4/1/2010	6/30/2010	$12.86	$8.44	$8.67
7/1/2010	9/30/2010	$11.67	$8.30	$11.56
10/1/2010	12/31/2010	$16.66	$11.47	$15.61
1/1/2011	3/31/2011	$18.85	$15.81	$17.38
4/1/2011	6/30/2011	$20.95	$16.80	$18.85
7/1/2011	9/30/2011	$20.17	$9.67	$9.67
10/1/2011	12/31/2011	$12.94	$8.78	$10.00
1/1/2012	3/31/2012	$14.99	$9.82	$14.01
4/1/2012	6/30/2012	$15.43	$11.68	$12.94
7/1/2012	9/30/2012	$16.32	$11.39	$14.93
10/1/2012	12/31/2012	$17.07	$14.60	$15.90
1/1/2013	2/15/2013*	$19.07	$14.60	$17.16
*
As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period through February 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the common stock of Huntsman Corporation from February 15, 2008 through February 15, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 80% of $17.16, which was the closing price of Huntsman Corporation’s common stock on February 15, 2013. The actual Initial Price and Conversion Price will be determined on the Trade Date. Past performance is not indicative of future results.

Lululemon Athletica Inc.
According to publicly available information, Lululemon Athletica Inc. is a designer and retailer of technical athletic apparel operating primarily in North America and Australia. Information filed by Lululemon Athletica Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33608, or its CIK Code: 0001397187. The common stock of Lululemon Athletica Inc. is traded on the NASDAQ Stock Market under the symbol “LULU.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Lululemon Athletica Inc., based on daily closing prices on the primary exchange for Lululemon Athletica Inc., as reported by Bloomberg. Lululemon Athletica Inc.’s closing price on February 15, 2013 was $67.85. The actual Initial Price will be the closing price of Lululemon Athletica Inc.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$29.00	$17.74	$23.69
4/1/2008	6/30/2008	$22.38	$10.86	$14.22
7/1/2008	9/30/2008	$18.32	$13.50	$14.53
10/1/2008	12/31/2008	$14.33	$9.00	$11.52
1/1/2009	3/31/2009	$10.45	$3.54	$3.97
4/1/2009	6/30/2009	$5.02	$2.25	$4.33
7/1/2009	9/30/2009	$7.61	$4.56	$6.52
10/1/2009	12/31/2009	$12.25	$5.80	$11.38
1/1/2010	3/31/2010	$15.42	$10.82	$15.05
4/1/2010	6/30/2010	$20.95	$13.14	$20.75
7/1/2010	9/30/2010	$22.79	$17.91	$18.61
10/1/2010	12/31/2010	$22.92	$15.95	$22.36
1/1/2011	3/31/2011	$36.76	$21.55	$34.21
4/1/2011	6/30/2011	$44.92	$33.48	$44.53
7/1/2011	9/30/2011	$57.80	$41.55	$55.91
10/1/2011	12/31/2011	$63.76	$45.45	$48.65
1/1/2012	3/31/2012	$57.94	$43.61	$46.66
4/1/2012	6/30/2012	$75.95	$47.03	$74.68
7/1/2012	9/30/2012	$80.30	$58.10	$59.63
10/1/2012	12/31/2012	$77.99	$53.35	$73.94
1/1/2013	2/15/2013*	$77.20	$65.87	$67.85
*
As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period through February 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the common stock of Lululemon Athletica Inc. from February 15, 2008 through February 15, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 85% of $67.85, which was the closing price of Lululemon Athletica Inc.’s common stock on February 15, 2013. The actual Initial Price and Conversion Price will be determined on the Trade Date. Past performance is not indicative of future results.

Beazer Homes USA, Inc.
According to publicly available information, Beazer Homes USA, Inc. is a homebuilder with active operations in 16 states across the United States. Information filed by Beazer Homes USA, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12822, or its CIK Code: 0000915840. The common stock of Beazer Homes USA, Inc. is traded on the New York Stock Exchange under the symbol “BZH.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Beazer Homes USA, Inc., based on daily closing prices on the primary exchange for Beazer Homes USA, Inc., as reported by Bloomberg. Beazer Homes USA, Inc.’s closing price on February 15, 2013 was $17.29. The actual Initial Price will be the closing price of Beazer Homes USA, Inc.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$235.05	$142.05	$145.15
4/1/2008	6/30/2008	$183.60	$122.50	$123.35
7/1/2008	9/30/2008	$119.90	$41.05	$41.25
10/1/2008	12/31/2008	$60.25	$35.35	$37.15
1/1/2009	3/31/2009	$54.15	$24.95	$47.25
4/1/2009	6/30/2009	$60.50	$26.05	$27.85
7/1/2009	9/30/2009	$45.55	$17.75	$29.90
10/1/2009	12/31/2009	$28.60	$6.35	$7.90
1/1/2010	3/31/2010	$8.30	$1.25	$5.05
4/1/2010	6/30/2010	$17.85	$4.40	$9.15
7/1/2010	9/30/2010	$33.20	$7.25	$27.95
10/1/2010	12/31/2010	$29.60	$20.25	$24.20
1/1/2011	3/31/2011	$27.10	$19.50	$22.70
4/1/2011	6/30/2011	$34.40	$16.90	$18.15
7/1/2011	9/30/2011	$23.15	$16.05	$20.65
10/1/2011	12/31/2011	$28.10	$19.75	$26.95
1/1/2012	3/31/2012	$30.75	$21.70	$22.85
4/1/2012	6/30/2012	$23.60	$15.75	$16.95
7/1/2012	9/30/2012	$18.20	$7.50	$7.55
10/1/2012	12/31/2012	$12.50	$6.90	$12.40
1/1/2013	2/15/2013*	$19.65	$12.70	$17.29
*
As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period through February 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the common stock of Beazer Homes USA, Inc. from February 15, 2008 through February 15, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 70% of $17.29, which was the closing price of Beazer Homes USA, Inc.’s common stock on February 15, 2013. The actual Initial Price and Conversion Price will be determined on the Trade Date. Past performance is not indicative of future results.

What Are the Tax Consequences of an Investment in the Notes?
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the applicable Reference Underlying, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will bear an annual yield based on our cost of borrowing, as shown below. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your Notes. If this treatment is respected, only a portion of each Coupon Payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”), as shown below (on an annualized basis):

Reference Underlying	Coupon Rate per annum(to be determined on the Trade Date)(1)	Interest on Deposit per annum (to be determined on the Trade Date)	Put Premium per annum (to be determined on the Trade Date)
American depositary shares of Brazilian Petroleum Corporation - Petrobras	5.00% - 7.00%	%	%
Common stock of Huntsman Corporation	8.00% - 10.00%	%	%
Common stock of Lululemon Athletica Inc.	8.00% - 10.00%	%	%
Common stock of Beazer Homes USA, Inc.	6.50% - 8.50%	%	%
(1) The actual Coupon Rate per annum for each Note will be set on the Trade Date.

Under this treatment, if you purchase the Notes at issuance for their Issue Price, (a) interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including pursuant to an automatic call or at maturity), (b) if upon an automatic call or at maturity you receive cash equal to the Face Amount of your Notes and the applicable Coupon Payment, you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (c) if at maturity you receive the Reference Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Reference Underlying received; instead the total Put Premium will reduce your basis in the Reference Underlying received.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.50% of the Face Amount per Note. We will agree that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.